Exhibit 99.1

Cryoport Reports Results for the Third Quarter 2022

▪	Third quarter revenue of $60.5 million; nine months 2022 revenue reaches $176.9 million; Cryoport Systems’ revenue up 25% year-over-year

▪	$530 million in cash and short-term investments

▪	Supporting a record 643 global clinical trials; 61 net new trials added (year-over-year)

▪	Entered strategic relationship with Takeda's BioLife Plasma Services for apheresis collection and leukopak production

▪	Record number of new products and offerings slated to be released by Cryoport in 2023

NASHVILLE, Tennessee, November 3, 2022, - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced financial results for the three- and nine-month periods ended September 30, 2022.

Jerrell Shelton, CEO of Cryoport, commented, “Like many companies that operate globally, we were subject to macroeconomic headwinds during the third quarter and expect some of these pressures will extend into the fourth quarter. Specifically, during the third quarter, we experienced a convergence of macroeconomic pressures that impacted revenue including: a negative foreign exchange impact of $2.6 million due to the increased strength of the U.S. dollar against certain foreign currencies; recurring COVID lockdowns in China; supply chain related issues; the Russia/Ukraine war and its ripple effect throughout Europe; and industry capacity limitations, which interfered with cell and gene therapy commercial revenue acceleration.

“During the third quarter, we also saw a shift in cryogenic freezer sales through distributors to smaller, lower cost units as customers became more reserved in regard to capital purchases. Like any company that sells a broad range of products, we expect to experience some level of order variability during any given quarter. However, the shift in the third quarter was sharp and is likely tied to concerns about the general economic environment. As of now, we see this purchasing trend continuing in the fourth quarter, but we remain confident that the life sciences market fundamentals are sound and will continue to drive long-term demand for our comprehensive set of products and services.

“We have not seen erosion in demand from our key cell and gene therapy customers as Cryoport Systems grew over 25% year-over-year and as we continued to increase the number of clinical programs that Cryoport supports, adding another 17 clinical trials during the quarter, bringing our total to a record 643 global clinical trials. However, the impact from the previously mentioned macroeconomic factors affected other parts of our business and prompts us to reevaluate our annual guidance for 2022. Based on these factors, we are now anticipating full year 2022 revenue to be in the range of $232 million to $238 million.

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“Despite these headwinds impacting our second half 2022 performance, we remain positive given the persistent demand from our target markets. We are optimistic about further advancing our leadership position in providing temperature-controlled supply chain solutions to the life sciences industry and expect to resume our overall growth as macroeconomic conditions subside and as our new products and services launch in 2023. We continue to position ourselves for anticipated rapid growth in the cell and gene industry, through product and service developments including our newly commissioned Cryoport Systems Global Supply Chain Center Network, the expected launches of the Cryoportal® Logistics Management System 2.0, SkyTraxTM, a revolutionary condition monitoring system, the CryoSphereTM, a revolutionary Elite™ shipper that reduces shipping risks for cell and gene therapies, new model launches of MVE Vario® and MVE Fusion® freezers, and our Direct-to-Patient service over the next few quarters. These new products and services are expected to further expand our market presence, create new future revenue streams, and enable us to support the growing number of commercial cell and gene therapy products more broadly.

“Our efforts to proactively address our macroeconomic challenges are far ranging. We are entering the market for apheresis collection to answer the industry need for better starting materials in cell and gene therapies through our recently announced strategic relationship with Takeda's BioLife Plasma Services. This partnership is expected to generate new revenues for Cryoport beginning in 2023 and stretching over years to come. We believe Cryoport has never been stronger with significant industry changing business development initiatives underway. We feel that these strategic actions will strengthen our business and position us to begin to take advantage of opportunities in 2023 and beyond. The commitment of our team is resolute and its commitment to deliver solutions that support life-saving cell and gene therapies is second to none,” concluded Mr. Shelton.

In tabular form, revenue by market for the three- and nine-month periods ended September 30, 2022, as compared to the same periods in 2021 was as follows:

Cryoport, Inc. and Subsidiaries Total revenues by market (unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2022	2021	% Change	2022	2021	% Change
Biopharma/Pharma	$48,570	$46,001	6%	$143,309	$133,878	7%
Animal Health	9,629	8,261	17%	25,985	25,655	1%
Reproductive Medicine	2,265	2,431	-7%	7,625	6,635	15%
Total revenues	$60,464	$56,693	7%	$176,919	$166,168	6%

As of September 30, 2022, the Company supported nine (9) commercial therapies and a total of 643 global clinical trials, a net increase of 61 clinical trials over third quarter 2021 and a net increase of 41 clinical trials from year-end 2021. The number of trials in Phase 3 was 80 as of September 30, 2022. The number of trials by phase and region are as follows:

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Cryoport Supported Clinical Trials by Phase
	September 30,
Clinical Trials	2020	2021	2022
Phase 1	207	240	268
Phase 2	244	272	295
Phase 3	66	70	80
Total	517	582	643

Cryoport Supported Clinical Trials by Region
	September 30,
Clinical Trials	2020	2021	2022
Americas	411	459	496
EMEA	83	92	105
APAC	23	31	42
Total	517	582	643

During the third quarter of 2022, bluebird bio’s SKYSONA® received FDA approval for Early, Active Cerebral Adrenoleukodystrophy (CALD), bluebird bio’s ZYNTEGLO® received FDA approval for Beta-thalassemia, Gilead/Kite’s Tecartus® received approval from the European Commission for the treatment of relapsed or refractory (r/r) B-cell precursor acute lymphoblastic leukemia (ALL), and subsequent to quarter end, Gilead/Kite’s Yescarta® received approval as a second line treatment for Diffuse Large B-cell Lymphoma (DLBCL) from the European Commission. A total of two (2) Cryoport supported Biologic License Applications (BLAs) were filed in the third quarter, bringing the number of filings through September 30, 2022, to six (6). During the remainder of 2022, we anticipate up to an additional seven (7) filings, and two (2) new therapy approvals. We are now forecasting a combined total of 26 BLA or MAA filings in 2023, up three (3) from our previous estimate of 23 filings.

In addition, during the third quarter Cryoport entered a strategic relationship with Takeda’s BioLife Plasma Services, intended to provide consistent, high-quality cellular starting material for use in the manufacture of cell therapies. By bringing together Takeda’s BioLife Plasma Services' proficiency in apheresis collection through their donation center infrastructure with Cryoport's expanding capabilities and expertise in the temperature-controlled supply chain, the companies aim to establish a standardized, integrated apheresis collection, processing, and distribution solution dedicated to cell and gene therapies. Importantly, the new platform will leverage the cryo-processing expertise of Cell Matters, which Cryoport acquired in late July 2022. Operations are expected to begin in early 2023 with apheresis scheduling and collections to be initiated by Takeda’s BioLife Plasma Services in the Houston area supported by Cryoport cryo-processing capabilities being established near our Houston, Texas Global Supply Chain Center. Cryoport will provide supply chain solutions inclusive of packaging, logistics, data management, consulting, program management, cryo-processing, and bioservices.

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Financial Highlights

Total revenue for the third quarter of 2022 was $60.5 million compared to $56.7 million for the third quarter of 2021, a year-over-year increase of 7% or $3.8 million, and 11% at constant currency, driven by the continued demand for Cryoport’s comprehensive supply chain solutions and systems.

•	Biopharma/Pharma revenue increased to $48.6 million, up 6% or $2.6 million for the third quarter of 2022 compared to $46.0 million for the third quarter of 2021. Revenue from commercial therapies was $4.2 million, an increase of 23% compared to the third quarter of 2021. Overall, revenue growth in this market continued to be driven by the support of global clinical trials and commercially launched therapies as well as general demand for our temperature-controlled systems, logistics and biostorage services. As noted above, revenue growth was adversely impacted by certain macroeconomic conditions, including, but not limited to, the foreign currency fluctuations impacting our global business, recurring COVID lockdowns in China that temporarily impacted our MVE Biological Solutions manufacturing facility and other parts of our business, the Russia/Ukraine conflict impacting CRYOPDP’s shipping volumes and non-cell and gene clinical trial dynamics in EMEA, and a more cautious approach by customers related to capital allocations due to the macroeconomic environment and heightened inflationary concerns.

•	Animal Health revenue increased to $9.6 million, up 17% or $1.4 million for the third quarter of 2022 compared to $8.3 million for the third quarter of 2021.

•	Reproductive Medicine revenue was $2.3 million, down 7% or $0.2 million for the third quarter of 2022 compared to $2.4 million for the third quarter of 2021.

Total revenue for the nine months ended September 30, 2022, increased to $176.9 million compared to $166.2 million for the same period in 2021, a year-over-year increase of 6% or $10.8 million, and 10% at constant currency. Revenue for the nine months ended September 30, 2022 was adversely impacted by approximately $9.4 million during the first quarter of 2022 from the fire at our New Prague, Minnesota manufacturing facility.

•	Biopharma/Pharma revenue increased to $143.3 million, a gain of 7% or $9.4 million for the nine months ended September 30, 2022, compared to $133.9 million for the same period in 2021. Revenue from commercial therapies increased to $12.1 million, a gain of 31% or $2.8 million for the nine months ended September 30, 2022, compared to the same period in 2021.

•	Animal Health revenue was $26.0 million, an increase of 1% or $0.3 million for the nine months ended September 30, 2022, compared to the same period in 2021.

•	Reproductive Medicine revenue increased to $7.6 million, a gain of 15% or $1.0 million for the nine months ended September 30, 2022, compared to the same period in 2021. This increase was driven by strong demand for our CryoStork® logistics solutions and Cryoport Express® cryogenic shippers.

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Gross margin was 43.7% for the third quarter of 2022, an increase of 222 basis points from 41.5% in the third quarter of 2021. Gross margin was 43.9% for the nine months ended September 30, 2022, compared to 44.2% for the same period in 2021. Gross margins were primarily impacted by increased costs due to global supply chain constraints, as well as the ramp up of resources to support the expected increase in demand for our solutions and the opening of two global supply chain centers.

Operating costs and expenses increased by $6.1 million, or 22% to $34.2 million for the third quarter of 2022 compared to $28.1 million for the third quarter of 2021. The increase was primarily attributable to the further build out of our competencies, global infrastructure, and technology development to support the continuing scaling of our business, broadening of our solutions and expected demand for Cryoport’s systems and solutions. Operating costs and expenses increased for the nine months ended September 30, 2022 by $15.5 million, or 19% to $98.5 million compared to $82.9 million for the same period in the prior year.

Net loss for the three- and nine-month periods ended September 30, 2022 was $5.3 million and $27.9 million, respectively, compared to a net loss of $6.5 million and $15.4 million for the same periods in 2021, respectively. Net loss for the three- and nine-month periods ended September 30, 2022 was partially impacted by a non-cash expense of $3.9 million and $12.5 million, respectively, related to unrealized losses on the mark-to-market value of certain securities investments, which was partially offset by a gain of $4.8 million recognized during the third quarter of 2022, as a result of business interruption and related insurance coverage related to the fire damage at our New Prague, Minnesota manufacturing facility.

Net loss attributable to common stockholders was $7.3 million, or $0.15 per share and $33.9 million, or $0.69 per share, for the three- and nine-month periods ended September 30, 2022, respectively. This compares to a net loss attributable to common stockholders of $8.5 million, or $0.18 per share and $21.6 million, or $0.48 per share, for the three- and nine-month periods ended September 30, 2021, respectively.

Adjusted EBITDA was $4.7 million for the third quarter of 2022, compared to $6.0 million for the third quarter of 2021. Adjusted EBITDA for the nine months ended September 30, 2022 was $13.0 million compared to $19.1 million for the same period in 2021. The decrease for the nine-month period primarily reflects the impact from the fire at our New Prague, Minnesota manufacturing facility during the first quarter of 2022 and increased investments in our growth initiatives.

Cryoport held $530 million in cash, cash equivalents, and short-term investments as of September 30, 2022.

Share Repurchase: On March 11, 2022, the Company announced that its board of directors authorized a repurchase program through December 31, 2025, authorizing the repurchase of common stock and/or convertible senior notes in the amount of up to $100.0 million. During the nine months ended September 30, 2022, the Company purchased 1,341,571 shares of its common stock under this program, at an average price of $24.84 per share, for an aggregate amount of $33.3 million. These shares were returned to the status of authorized but unissued shares of common stock.

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Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Outlook

The Company’s revised revenue guidance for the full year 2022 is $232 - $238 million, and will be driven primarily by the growth from our support of global clinical trials and commercially launched therapies from our cell and gene therapy clients; growth in temperature-controlled logistics for the life sciences industry; and demand for our cryogenic systems solutions. The Company’s guidance is dependent on its current business and expectations, which may be impacted by, among other things, factors that are outside of our control, such as the ongoing and prolonged COVID-19 pandemic and related shut downs globally, supply chain constraints, inflationary pressures, economic uncertainty and the effects of foreign currency fluctuations, as well as the other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC.

Additional Information

Further information on Cryoport’s financial results are included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in the Company’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2022, which is expected to be filed with the SEC on November 3, 2022. Additionally, the full report is available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport Third Quarter 2022 In Review”, providing a review of Cryoport’s recent financial and operational performance and a general business update, will be issued at 4:05 p.m. ET on Thursday, November 3, 2022. The document is designed to be read by investors before the questions and answers conference call and will be accessible at: http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call the same day at 5:00 pm ET. The conference call will be in the format of a questions and answers session and will address questions members of the investment community have regarding the Company’s reported results. A slide deck will accompany the call.

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Conference Call Information

Date:	Thursday, November 3, 2022

Time:	5:00 p.m. ET

Dial-in numbers:	1-888-254-3590 (U.S.), 1-720-543-0214 (International)

Confirmation code:	Request the “Cryoport Call”

Live webcast:	‘Investor Relations’ section at www.cryoport.com or click here.

Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow this link. A dial-in replay of the call will also be available to those interested, until 11:59 p.m. ET on November 10, 2022. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (International) and enter replay pin number: 6820976.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), headquartered in Nashville, TN, is a global leader in temperature-controlled supply chain solutions for the life sciences industry supporting life-saving cell and gene therapies across the research, clinical and commercial spectrum. With 38 strategic locations covering the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific), Cryoport’s global platform provides mission-critical solutions, services, and products to the Biopharma, Animal Health, and Reproductive Medicine markets worldwide. In addition to its standard setting supply chain solutions, Cryoport is the world’s largest manufacturer of cryogenic systems and one of the largest life science focused specialty couriers.

For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

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Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, long-term growth prospects, plans, strategy, acquisitions, future financial results and financial condition, such as the Company’s outlook and guidance for full year 2022 revenue and the related factors expected to drive revenue, projected trends in the markets in which the Company operates, the Company’s intention to expand overall manufacturing capacities, the Company’s plan for a new Global Supply Chain Center in Paris, the Company’s repurchases of shares of its common stock, and regulatory approvals with respect to the products of the Company’s clients. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, supply chain constraints, inflationary pressures and the effects of foreign currency fluctuations, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer

KCSA Strategic Communication

tfromer@kcsa.com

P: 1-212-896-1215

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Revenues:
Service revenues	$33,296	$30,899	$100,791	$87,342
Product revenues	27,168	25,794	76,128	78,826
Total revenues	60,464	56,693	176,919	166,168
Cost of revenues:
Cost of service revenues	18,913	18,114	56,742	50,409
Cost of product revenues	15,134	15,066	42,581	42,295
Total cost of revenues	34,047	33,180	99,323	92,704
Gross margin	26,417	23,513	77,596	73,464
Operating costs and expenses:
Selling, general and administrative	30,235	23,901	87,420	69,977
Engineering and development	3,985	4,188	11,045	12,953
Total operating costs and expenses:	34,220	28,089	98,465	82,930
Loss from operations	(7,803)	(4,576)	(20,869)	(9,466)
Other income (expense):
Investment income	2,485	851	5,797	1,618
Interest expense	(1,609)	(1,189)	(4,686)	(3,563)
Other income (expense), net	1,668	(588)	(7,377)	(1,469)
Loss before provision for income taxes	(5,259)	(5,502)	(27,135)	(12,880)
Provision for income taxes	(57)	(1,024)	(762)	(2,562)
Net loss	$(5,316)	$(6,526)	$(27,897)	$(15,442)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)	(6,000)	(6,196)
Net loss attributable to common stockholders	$(7,316)	$(8,526)	$(33,897)	$(21,638)
Net loss per share attributable to common stockholders - basic and diluted	$(0.15)	$(0.18)	$(0.69)	$(0.48)
Weighted average common shares outstanding - basic and diluted	48,520,696	46,137,147	49,148,558	45,220,319

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$30,724	$139,101
Short-term investments	498,801	489,698
Accounts receivable, net	44,419	39,412
Inventories	24,542	16,501
Prepaid expenses and other current assets	10,639	8,804
Total current assets	609,125	693,516
Property and equipment, net	57,680	49,029
Operating lease right-of-use assets	24,820	20,675
Intangible assets, net	192,140	201,427
Goodwill	147,458	146,954
Deposits	926	950
Deferred tax assets	1,642	419
Total assets	$1,033,791	$1,112,970

Current liabilities:
Accounts payable and other accrued expenses	$27,441	$28,583
Accrued compensation and related expenses	8,625	9,912
Deferred revenue	549	547
Current portion of operating lease liabilities	3,007	3,542
Current portion of notes payable	1,010	—
Current portion of finance lease liabilities	96	61
Total current liabilities	40,728	42,645
Convertible senior notes, net	406,071	404,171
Notes payable, net	351	1,086
Operating lease liabilities, net	23,112	18,144
Finance lease liabilities, net	171	51
Deferred tax liabilities	3,037	4,018
Other long-term liabilities	455	298
Contingent consideration	4,145	729
Total liabilities	478,070	471,142
Total stockholders' equity	555,721	641,828
Total liabilities and stockholders' equity	$1,033,791	$1,112,970

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Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue growth rate at constant currency and adjusted EBITDA.

Under GAAP, revenues received in local (non-U.S. dollar) currency are translated into U.S. dollars at the average exchange rate for the period presented. When we use the term “constant currency,” it means that we have translated local currency revenues for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenues into U.S. dollars that we used to translate local currency revenues for the comparable reporting period of the prior year.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, unrealized (gain)/loss on investments, foreign currency loss and charges or gains resulting from non-recurring events.

In evaluating Cryoport's performance, management uses non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes that revenue growth rate at constant currency and adjusted EBITDA provide useful measures of Cryoport's operating results, a meaningful comparison with historical results, with the results of other companies, and insight into Cryoport's revenue trends and ongoing operating performance. Further, management and the Board of Directors utilizes these non-GAAP financial measures to gain a better understanding of Cryoport's performance from period-to-period and as a basis for planning and forecasting future periods. Management believes that the non-GAAP financial measures presented, when read in conjunction with Cryoport's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's revenue trends and ongoing operating results, including results of operations, against investor and analyst financial models. Management also believes the non-GAAP financial measures are also useful in identifying trends in Cryoport's underlying business and performing related trend analyses, plus they provide a better understanding of how management plans and measures Cryoport's underlying business.

The non-GAAP financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

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Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
GAAP net loss	$(5,316)	$(6,526)	$(27,897)	$(15,442)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	5,787	5,157	16,631	14,944
Acquisition and integration costs	721	1,450	1,544	3,340
Investment income	(2,485)	(851)	(5,797)	(1,618)
Unrealized loss on investments	3,914	152	12,550	308
Gain on insurance claim	(4,815)	-	(4,815)	-
Foreign currency (gain)/loss	(128)	223	628	325
Interest expense, net	1,609	1,189	4,686	3,563
Stock-based compensation expense	5,366	4,148	14,749	11,163
Income taxes	57	1,024	762	2,562
Adjusted EBITDA	$4,710	$5,966	$13,041	$19,145

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